Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

EXTON, PA, November 10, 2011 — Adolor Corporation (NasdaqGM: ADLR) today reported net sales of ENTEREG® (alvimopan) of $7.8 million for the three months ended September 30, 2011, a 20% increase compared to net sales of $6.5 million for the three months ended September 30, 2010.  The increase in net sales was driven primarily by an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers, as well as the impact of pricing changes.  Net sales of ENTEREG were $23.5 million and $18.1 million for the nine months ended September 30, 2011 and 2010, respectively.  During the third quarter, the Company completed the transition of all ENTEREG commercial activities from Glaxo Group Limited (GSK) to Adolor.

Net income for the three months ended September 30, 2011 was $8.9 million, or $0.19 per basic and diluted share, up from a net loss of $6.1 million, or $(0.13) per basic and diluted share, for the three months ended September 30, 2010.  Net loss for the nine months ended September 30, 2011 was $0.2 million, or $(0.00) per basic and diluted share, down from a net loss of $23.9 million, or $(0.52) per basic and diluted share, for the nine months ended September 30, 2010.  Net income (loss) for the three and nine months ended September 30, 2011 was favorably impacted by the accelerated amortization of deferred revenue under the Collaboration Agreement with GSK following the agreement to terminate the Collaboration Agreement and to reacquire GSK’s rights to ENTEREG.  The increase in non-cash contract revenues due to this change was $15.7 million, or $0.34 and $0.33 per basic and diluted share, respectively, for the three months ended September 30, 2011 and $20.1 million, or $0.43 per basic and diluted share, for the nine months ended September 30, 2011.

Cash, cash equivalents and short-term investments at September 30, 2011 were $23.2 million.

On October 24, 2011, the Company announced jointly with Cubist Pharmaceuticals, Inc. (Cubist) that the companies’ respective Boards of Directors unanimously approved an Agreement and Plan of Merger under which Cubist will acquire all of the outstanding shares of the Company for $4.25 per share in cash.  In addition to the upfront cash payment, each Adolor stockholder will receive one Contingent Payment Right (CPR) entitling the holder to receive additional cash payments of up to $4.50 for each share they own if certain regulatory approvals and/or commercialization milestones for ADL5945 are achieved.  The CPR will entitle each Adolor stockholder to receive up to $3.00 per share if ADL5945 receives regulatory approval in the United States and up to $1.50 per share if ADL5945 receives regulatory approval in the European Union, in both instances prior to July 1, 2019.  In each case, the size of the payment would depend on the parameters of the approval.  The CPR will not be publicly traded.  The transaction is subject to the satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as well as the requirement that shares representing over fifty percent of the Company’s outstanding common stock are tendered to Cubist in connection with the tender offer that commenced on November 7, 2011.  The transaction is expected to be completed in the fourth quarter of 2011.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain and pain management products.

The Company’s commercial product, ENTEREG® (alvimopan), is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all of the requirements for the ENTEREG Access Support and Education (E.A.S.E.) program may use ENTEREG. For more information on ENTEREG, including its full prescribing information, the Boxed Warning regarding short-term hospital use and the E.A.S.E.® Program, visit www.ENTEREG.com.

The Company’s research and development pipeline includes: ADL5945, a novel mu opioid receptor antagonist undergoing clinical development for chronic OIC; and earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding Cubist’s expected acquisition of Adolor; market prospects for ENTEREG, including whether growth in net product sales will continue; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OIC program and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$7,816,082	$6,528,496	$23,489,797	$18,077,998
Contract revenues	17,097,130	4,145,113	24,644,280	14,209,991

Total revenues, net	24,913,212	10,673,609	48,134,077	32,287,989

Operating expenses incurred:
Cost of product sales	917,773	730,337	2,735,928	1,997,572
Research and development	6,011,827	6,425,667	19,501,251	26,539,299
Selling, general and administrative	9,107,593	7,750,777	26,360,087	25,980,032
Restructuring charge	—	1,918,701	—	1,918,701

Total operating expenses	16,037,193	16,825,482	48,597,266	56,435,604

Income (loss) from operations	8,876,019	(6,151,873)	(463,189)	(24,147,615)
Interest income	6,142	38,505	37,142	157,658
Interest expense	(112,421)	—	(112,421)	—
Other income, net	160,395	51,517	375,855	51,517

Net income (loss)	$8,930,135	$(6,061,851)	$(162,613)	$(23,938,440)

Basic net income (loss) per share	$0.19	$(0.13)	$(0.00)	$(0.52)

Diluted net income (loss) per share	$0.19	$(0.13)	$(0.00)	$(0.52)

Shares used in computing basic net income (loss) per share	46,506,036	46,351,148	46,434,971	46,332,662

Shares used in computing diluted net income (loss) per share	47,926,541	46,351,148	46,434,971	46,332,662

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$23,164,567	$46,586,537
Working capital	15,732,359	38,344,823
Total assets	47,919,209	52,757,664
Total stockholders’ equity	21,064,731	19,658,324